Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

GenEmbryomics Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share(1)		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees To be Paid	Equity	Ordinary shares, without par value	Rule 457(a)	[●]	(2)	$	[●]	$	[●]	0.00014760	$	[●]
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts(3)							US$	[●]		$	[●]
	Total Fees Previously Paid											0.00
	Total Fee Offsets											0.00
	Net Fee Due										$	[●]

(1)

Calculated based on an estimate of the proposed maximum offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes [●] ordinary shares that may be issued upon exercise of an option granted to the underwriter to cover over-allotments, if any.

(3)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions.